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                                                                    Exhibit 99.1



                            NCH CORPORATION ANNOUNCES
                        MERGER AGREEMENT WITH LEVY FAMILY


         Dallas, Texas, December 24, 2001. NCH Corporation announced today that it has signed a definitive merger agreement for the acquisition by Irvin Levy, NCH's President and Chairman, and his brother, Lester Levy, and members of their families of all of NCH Corporation's outstanding common stock not owned by the Levy family for $52.50 per share in cash.

         A special committee of independent directors of NCH Corporation retained an independent investment banking firm to assist the committee in evaluating and negotiating the Levy family's initial proposal to acquire the company for $47.50 per share made on September 28, 2001. Following extensive negotiations and the receipt of a fairness opinion from its financial advisor, the committee unanimously approved a revised offer by the Levy family at a price of $52.50, which represents a premium of 34% over the closing stock price on September 28, 2001, the last day of trading prior to the announcement of the original offer.

         NCH Corporation also announced today that a definitive settlement agreement has been executed in the purported class action litigation stemming from the Levy family's buyout proposal. The settlement is subject to court approval.

         The Levy family was advised by Deutsche Banc Alex. Brown and Debevoise & Plimpton. The Special Committee's advisors were Dresdner Kleinwort
Wasserstein and Sullivan & Cromwell.

         NCH Corporation is a worldwide manufacturer and distributor of maintenance, repair and supply products, including chemical specialties, fasteners, welding alloys, and plumbing parts. NCH Corporation has its world headquarters and domestic administrative center in Irving, Texas and has manufacturing and other facilities in the US, Canada, Europe, Latin America and the Far East.

A MERGER OR TENDER OFFER FOR THE OUTSTANDING SHARES OF NCH CORPORATION COMMON STOCK HAS NOT YET COMMENCED. IF A MERGER OR TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF NCH CORPORATION SHOULD READ THE PROXY STATEMENT OR TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER OR TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF NCH CORPORATION CAN OBTAIN THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND
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OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION FOR FREE ON THE SECURITIES AND EXCHANGE COMMISSION'S WEB SITE AT HTTP://WWW.SEC.GOV.


FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding NCH's expectations, hopes, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to NCH on the date hereof, and NCH assumes no obligation to update any such forward-looking statement. It is important to note that NCH's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from those projected include, among others, its customer concentration; seasonality; cyclicality; fluctuation of price of raw materials; risk of business interruption; dependence on key personnel; control by existing stockholders; government regulation; shares eligible for future sale; dilution; and possible volatility of stock price. Prospective purchasers of the Common Stock should consult the risk factors listed from time to time in NCH's Reports on Form 10-Q, 8-K, 10-K, and Annual Reports to Stockholders.

Contact:  NCH Corporation, Dallas, Joe Cleveland, Telephone:  972-438-0224.


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